EXECUTIVE EMPLOYMENT AGREEMENT

between

VAALCO ENERGY, INC.

and

DON MCCORMACK

(EFFECTIVE AS OF NOVEMBER 1, 2015)

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), effective as of November 1, 2015 (the “Effective Date”), is made and entered into by and between VAALCO Energy, Inc., a Delaware corporation (hereafter “Company”) and Don McCormack (hereafter “Executive”).  The Company and Executive may sometimes hereafter be referred to singularly as a “Party” or collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Company desires to secure the employment services of Executive subject to the terms and conditions hereafter set forth; and

WHEREAS, Executive is willing to enter into this Agreement upon the terms and conditions hereafter set forth;

NOW, THEREFORE, in consideration of Executive’s employment with the Company, and the mutual promises, covenants and obligations contained herein, the Parties hereby agree as follows:

Article 1. EMPLOYMENT AND DUTIES

1.1   Definitions.  In addition to the terms defined in the text hereof, terms with initial capital letters as used herein have the meanings assigned to them, for all purposes of this Agreement, in the Definitions Appendix hereto, unless the context reasonably requires a broader, narrower or different meaning.  The Definitions Appendix, as attached hereto, is part of this Agreement and incorporated herein.

1.2   Employment; Effective Date.  Effective as of the Effective Date and continuing for the Employment Period (as defined in Section 2.1), the Executive’s employment by the Company shall be subject to the terms and conditions of this Agreement.

1.3   Positions.  As of the Effective Date, the Executive will serve as Vice President – Finance and, following the filing of the Company’s Form 10-Q for the quarter ending September 30, 2015 with the Securities and Exchange Commission, the Executive will serve as Chief Financial Officer of the Company.

1.4   Duties and Services.  The Executive agrees to serve in the position referred to in Section 1.3 and to perform diligently and to the best of his abilities the duties and services appertaining to such office, as well as such additional duties and services appropriate to such office upon which the Parties mutually may agree from time to time or that are assigned to him by the Chief Executive Officer of the Company (“CEO”).  The Executive’s employment shall also be subject to the policies maintained and established by the Company from time to time, as the same may be amended or otherwise modified.

Executive shall at all times use his best efforts to in good faith comply with United States and foreign laws applicable to Executive’s actions on behalf of the Company and its Affiliates.  Executive understands and agrees that he may be required to travel extensively at times for purposes of the Company’s business.

1.5   Other Interests.  The Executive agrees that, during the Employment Period, he will devote his primary business time, energy and best efforts to the business and affairs of the Company and its Affiliates, and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of the Company or an Affiliate, except with the consent of the Board of Directors of the Company (the “Board of Directors”) or the CEO.  The foregoing notwithstanding, the Parties recognize and agree that the Executive may engage in passive personal investments (such as real estate investments, rental properties, and equity ownership in other public companies, so long as such equity ownership is less than 5% of the market capitalization of any such other public company) and other civic and charitable activities (such as continued service on non-profit and/or educational boards) that do not conflict with the business and affairs of the Company or interfere with the Executive’s performance of his duties hereunder without the necessity of obtaining the consent of the Board of Directors or the CEO; provided, however, Executive agrees that if the Compensation Committee of the Board of Directors (the “Compensation Committee”) or the CEO determines that continued service with one or more civic or charitable entities is inconsistent with the Executive’s duties hereunder and gives written notice to the Executive, he will promptly resign from such position(s).

1.6   Duty of Loyalty.  The Executive acknowledges and agrees that the Executive owes a fiduciary duty of loyalty, fidelity, and allegiance to use his best efforts to act at all times in the best interests of the Company and its Affiliates.  In keeping with these duties, the Executive shall make full disclosure to the Board of Directors or the CEO of all business opportunities pertaining to the Company’s business, and he shall not appropriate for the Executive’s own benefit any business opportunity concerning the subject matter of such fiduciary relationship.

Article 2. TERM AND TERMINATION OF EMPLOYMENT

2.1    Term of Employment.  Unless sooner terminated pursuant to other provisions hereof, the Company agrees to continue to employ the Executive for the period beginning on the Effective Date and ending on December 31, 2016 (the “Initial Term of Employment”).  Beginning effective as of December 31, 2016 (the “Initial Extension Date”), the term of employment hereunder shall be extended automatically for an additional successive one-year period as of such date and as of each annual anniversary of the Initial Extension Date that occurs while this Agreement remains in effect so that the remaining term is one year; provided, however, if, at any time prior to the date that is sixty (60) days before the Initial Extension Date or any annual anniversary thereof, either Party gives Notice of Termination to the other Party that no such automatic extension shall occur, and then the Executive’s employment hereunder shall terminate on the last day of the then-current calendar year period.

In addition, the Company and Executive shall each have the right to give Notice of Termination at will, with or without cause, at any time, subject to the terms and conditions of this Agreement regarding the rights and duties of the Parties upon termination of employment.

The Initial Term of Employment, and any extension of employment hereunder, shall be referred to herein as a “Term of Employment.”  The entire period from the Effective Date through the date of Executive’s termination of employment with the Company, for whatever reason, shall be referred to herein as the “Employment Period.”

2.2   Notice of Termination.  If the Company or the Executive desires to terminate the Executive’s employment hereunder at any time as of, or prior to, expiration of the Term of Employment, such Party shall do so by giving written Notice of Termination to the other Party, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.  No further renewals of the Term of Employment hereunder shall occur pursuant to Section 2.1 after the giving of such Notice of Termination.

2.3   Resignations.  Notwithstanding any other provision of this Agreement, upon the termination of the Executive’s employment hereunder for any reason, unless otherwise requested by the Compensation Committee, Executive shall immediately resign from all officer positions and all boards of directors of any Affiliates of which he may be a member and, to the extent he is a member of the Board of Directors, from the Board.  The Executive hereby agrees to execute any and all documentation of such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

Article 3. COMPENSATION AND BENEFITS

3.1   Base Salary.  During the Employment Period, the Executive shall receive a minimum annual base salary of $325,000, which shall be prorated for any period of less than 12 months (the “Base Salary”).  The Compensation Committee shall review the Executive’s Base Salary on an annual basis and may, in its sole discretion, adjust the Base Salary, and thereafter references in this Agreement to “Base Salary” shall refer to annual Base Salary as adjusted.  The Base Salary shall be paid in equal installments in accordance with the Company’s standard policy regarding payment of compensation to executives, but no less frequently than monthly.

3.2   Annual Bonuses.  For the 2015 calendar year and subsequent calendar years during the Employment Period, the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) under the Company’s annual incentive cash bonus plan for executives or any successor incentive cash bonus plan (the “Bonus Plan”), in an amount to be determined by the Compensation Committee, based on performance goals established by the Compensation Committee, in its discretion, pursuant to the terms of the Bonus Plan, and with a target percentage (the “Incentive Target Percentage”) of 65% of the Executive’s annual base salary as in effect at the beginning of the calendar year and may scale up or down based on achievement of personal and corporate goals established by the Compensation Committee.

For the 2015 calendar year and in the event that the Employment Period ends before the end of the calendar year, Executive shall be entitled to a prorata portion of the Annual Bonus for that year (based on the number of days in which he was employed during the year divided by 365) as determined based on satisfaction of the Incentive Target Percentage for that period on a prorata basis as determined by the Compensation Committee, unless Executive was terminated for Cause or resigns without Good Reason in which event he shall not be entitled to any Annual Bonus for that year.

3.3   Equity Awards after the Effective Date.  During the Employment Period on and after the Effective Date, the Executive shall be eligible for stock options or other incentive awards  in accordance with normal competitive pay practices, on a basis no less favorable than the process and approach used for the Company’s other senior executives, as determined by the Compensation Committee in its discretion.

3.4   Business and Entertainment Expenses.  Subject to the Company’s standard policies and procedures with respect to expense reimbursement as applied to its executives generally, the Company shall reimburse the Executive for, or pay on behalf of the Executive, the reasonable and appropriate expenses incurred by the Executive for business related purposes, including dues and fees to industry and professional organizations and costs of entertainment and business development.

3.5   Vacation.  During each full year of the Term of Employment, the Executive shall be entitled to four (4) weeks of paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

3.6   Employee and Executive Benefits Generally.  During the Employment Period, the Executive shall be eligible for participation in all employee and executive benefits, including without limitation, qualified and supplemental retirement, savings and deferred compensation plans, medical and life insurance plans, and other fringe benefits, as in effect from time to time for the Company’s most senior executives; provided, however, that the Executive acknowledges and agrees that he shall not be a participant in, and he hereby waives any right to participate in, any severance plan (as the same may be amended from time to time) that generally covers the employees of the Company or its Affiliates such as to preclude duplicative severance benefits with those provided to Executive under the terms of this Agreement.

3.7   Proration.  Any payments or benefits payable to Executive hereunder in respect of any calendar year during which Executive is employed by the Company for less than the entire year, unless otherwise provided in the applicable plan or arrangement, shall be prorated in accordance with the number of days in such calendar year during which he is so employed.

RIGHTS AND PAYMENTS UPON TERMINATION

.

4.1   Rights and Payments upon Termination.  Executive’s right to compensation and benefits for periods after the date on which his employment terminates with the Company and all Affiliates (the “Termination Date”) shall be determined in accordance with this Article 4, as follows:

(a)   Minimum Payments.  Executive shall be entitled to the following minimum payments under this Section 4.1(a), in addition to any other payments or benefits to which he is entitled to receive under the terms of this Agreement or any employee benefit plan or program:

(i)   his accrued and unpaid Base Salary through the Termination Date;

(ii)   his accrued and unused vacation days through the Termination Date; and

(iii)   reimbursement of his reasonable business expenses that were incurred but unpaid as of the Termination Date.

Such salary and accrued vacation days shall be paid to Executive within five (5) Business Days following the Termination Date in a cash lump sum less applicable withholdings.  Business expenses shall be reimbursed in accordance with the Company’s normal policy and procedures.

(b)   Termination Benefits.  In the event that during the Term of Employment Executive incurs a Severance Payment Event, the following severance benefits shall be provided to Executive hereunder or, in the event of his death before receiving all such benefits, to his Designated Beneficiary following his death:

(i)   Additional Payment.  The Company shall pay to Executive as additional compensation (the “Additional Payment”), an amount equal to fifty percent (50%) (in the event of a Regular Severance Payment Event), or one hundred percent (100%) (in the event of a CIC Severance Payment Event), the aggregate sum of the following compensation items:

(A)   Executive’s Base Salary as in effect as of the Termination Date; plus

(B)   an amount equal to the greater of (i) the average of Executive’s Annual Bonus (or other cash incentive bonus) paid or payable to Executive by the Company for the two calendar years immediately preceding the calendar year in which the Termination Date occurs or (ii) Executive’s Annual Bonus for the full calendar year in which the Termination Date occurs; provided, however, in the event that the Termination Date occurs before the end of the calendar year, Executive shall be entitled to a prorata portion of the greater of clause (i) or (ii) above (based on the number of days in which he was employed during that year divided by 365).

Regardless of whether attributable to a Regular Severance Payment Event or a CIC Severance Payment Event, and subject to Section 4.1(b)(iii) in the event of an Anticipatory Termination, the Company shall make the Additional Payment to Executive over a one-year period in twenty-four, substantially equal bi-monthly payments that begin within twenty (20) days following the Termination Date.  The payment of any Additional Payment shall be made in accordance with, and subject to, the Release requirements of Section 4.3 and the Company's standard payroll procedures.  The Company shall delay payments pursuant to Section 6.1 to the extent required to comply with the requirements of Code Section 409A.  If Executive is a “specified employee” within the meaning of Code Section 409A, then payment of the Additional Payments otherwise payable during the first six (6) months following the Termination Date shall be deferred for six (6) months following the Termination Date (in accordance with Section 6.1) and such aggregate amount shall be paid within ten  (10) days following the expiration of such 6-month period.  Thereafter, the installment payments shall be made to Executive in accordance with the bi-monthly schedule set out above.  In the event of Executive’s death prior to the payment of all installments of the (1) Additional Payment as provided above, or (2) the Remaining Additional Payment Amount as provided in Section 4.1(b)(iii), the remaining installment payments shall be aggregated and paid in a single sum payment to the Executive’s Designated Beneficiary within sixty (60) days from Executive’s date of death.

(ii)   Continued Group Health Plan Coverage.  The Company and its Affiliates shall maintain continued group health plan coverage following the Termination Date under any of the Company’s group health plans that covered Executive immediately before the Termination Date which are subject to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as codified in Code Section 4980B and Part 6 of Subtitle B of Title I of ERISA (“COBRA”), for Executive and his eligible spouse and other dependents (together, “Dependents”), for a period of one (1) year following the Termination Date and at no cost to Executive and his Dependents.

After the Termination Date, Executive, and his Dependents, if any, must first elect and maintain any COBRA continuation coverage under such plan that they are entitled to receive under the terms of such plan and COBRA.  However, Executive and his Dependents shall not be required to make any premium payments for the portion of any such COBRA coverage period that does not extend beyond the maximum one-year period referenced above.  In all other respects, Executive and his Dependents shall be treated the same as other COBRA qualified beneficiaries under the terms of such plan and the requirements of COBRA during the period while COBRA coverage remains in effect.

The continuation coverage described above shall be provided in a manner that is intended to satisfy an exception to Code Section 409A, and therefore not be treated as an arrangement providing for nonqualified deferred compensation that is subject to taxation under Code Section 409A.

(iii)   Anticipatory Termination.  Notwithstanding any provision of this Agreement to the contrary, in the event of an Anticipatory Termination (which requires a Change in Control following a Separation from Service), the Company shall compute the Additional Payment payable to Executive as the result of a CIC Severance Payment Event and offset from such amount the aggregate amount of the installments of the Additional Payment, if any, that were already paid to Executive through the Change in Control Date as the result of his Regular Severance Payment Event.  The difference between the amount of Additional Payment attributable to the Executive’s CIC Severance Payment Event and his Regular Severance Payment Event, as offset by any installment payments already made to Executive through the Change in Control Date, is defined herein as the “Remaining Additional Payment Amount”.  The Remaining Additional Payment Amount shall be paid to Executive in substantially equal, bi-monthly installment payments over the remaining term of the one-year period that is specified in Section 4.1(b)(i).  The Remaining Additional Payment Amount shall be paid to Executive, as provided above, without the requirement that Executive enter into a new Release Agreement if he already entered into a Release Agreement following his Separation from Service.

4.2   Limitation on Other Severance Benefits.

(a)   Limitation on Other Severance Payments.  For purposes of clarity, in the event that (i) Executive voluntarily resigns or otherwise voluntarily terminates his own employment during the Term of Employment, except for (A) Good Reason or (B) due to his death or Disability, or (ii) Executive’s employment is terminated due to a No Severance Benefits Event, then, in either such event under clause (i) or (ii), the Company shall have no obligation to provide the severance benefits described in subsections (i) and (ii) of Section 4.1(b), except to offer COBRA coverage (as required by COBRA) but not at the discounted rate as described in Section 4.1(b)(ii).  Executive shall still be entitled to receive the severance benefits provided under Section 4.1(a).

(b)   No Duplication of Severance Benefits.  Notwithstanding Section 4.1, if Executive receives or is entitled to receive any severance benefit under any change of control policy, or any agreement with, or plan or policy of, the Company or any Affiliate, the amount payable under Section 4.1(b) to or on behalf of Executive shall be offset by such other severance benefits received by Executive, and Executive shall thus be entitled to receive the greater of such other severance benefits or the benefits provided under this Agreement, and not any duplicate benefits.  The severance payments provided under this Agreement shall also supersede and replace any duplicative severance benefits under any severance pay plan or program that the Company or any Affiliate maintains for employees generally and that otherwise may cover Executive.

4.3   Release Agreement.  In order to receive the Termination Benefits, Executive must first execute the Release on a form provided by the Company in substantially the same form as attached hereto as Appendix B, together with any changes thereto that the Company deems to be necessary or appropriate to comply with applicable law or regulation.  Pursuant to the Release, thereby Executive agrees to release and waive, in return for such severance benefits, any claims that he may have against the Company including, without limitation, for unlawful discrimination or retaliation (e.g., Title VII of the U.S. Civil Rights Act); provided, however, the Release shall not release any claim by or on behalf of Executive for any payment or benefit that is due and payable under the terms of this Agreement prior to the receipt thereof.

The Company shall deliver the Release to Executive within ten (10) days after the Employment Termination Date.  The Executive must return the executed Release within the twenty-one (21) or forty-five (45) day period, as applicable, following the date of his receipt of the Release.  If the conditions set forth in the preceding sentence are not satisfied by Executive, the Termination Benefits shall be forfeited hereunder.

If the Release delivery and non-revocation period spans two taxable years, the Termination Benefits will always be paid in the second taxable year.  The Company shall also execute the Release.  No Termination Benefits shall be payable or provided by the Company unless and until the Release has been executed by Executive, has not been revoked, and is no longer subject to revocation by Executive.

4.4   Notice of Termination.  Any termination of employment by the Company or Executive shall be communicated by Notice of Termination to the other Party.

4.5   No Mitigation.  Executive shall not be required to mitigate the amount of any payment or other benefits provided under this Agreement by seeking other employment.

Article 4. CONFIDENTIAL INFORMATION AND RESTRICTIVE COVENANTS

5.1   Access to Confidential Information and Specialized Training.  In connection with his employment and continuing on an ongoing basis during the Employment Period, the Company and its Affiliates will give Executive access to Confidential Information, which Executive did not have access to or knowledge of before the execution of this Agreement.  Executive acknowledges and agrees that all Confidential Information is confidential and a valuable, special and unique asset of the Company that gives the Company an advantage over its actual and potential, current and future competitors.  Executive further acknowledges and agrees that Executive owes the Company a fiduciary duty to preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use, that certain Confidential Information constitutes “trade secrets” under applicable laws, and that unauthorized disclosure or unauthorized use of the Confidential Information would irreparably injure the Company or any Affiliate.

The Company also agrees to provide Executive with Specialized Training, which Executive does not have access to or knowledge of before the execution of this Agreement and continuing on an ongoing basis during his employment.

5.2   Agreement Not to Use or Disclose Confidential Information.  Both during the term of Executive’s employment and after his termination of employment for any reason (including wrongful termination), Executive shall hold all Confidential Information in strict confidence, and shall not use any Confidential Information except for the benefit of the Company or its Affiliates, in accordance with the duties assigned to Executive.  Executive shall not, at any time (either during or after the term of Executive’s employment), disclose any Confidential Information to any Person (except other Persons who have a need to know the information in connection with the performance of services for the Company or an Affiliate), or copy, reproduce, modify, decompile or reverse engineer any Confidential Information, or remove any Confidential Information from the Company’s premises, without the prior written consent of the Compensation Committee, or permit any other Person to do so.  Executive shall take reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored).  This agreement and covenant applies to all Confidential Information, whether now known or later to become known to Executive.

The Executive shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information relating to the Company or any of its Affiliates, and their respective businesses, that has been obtained by the Executive during the Executive’s employment by the Company and which is not public knowledge (other than by acts of the Executive or representatives of the Executive in violation of this Agreement).

Following the termination of the Executive’s employment with the Company for any reason, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such Confidential Information to any Person other than the Company and those designated by it.

The Company has and will disclose to the Executive, or place the Executive in a position to have access to or develop, trade secrets and Confidential Information of the Company or its Affiliates; and/or has and will place the Executive in a position to develop business goodwill on behalf of the Company or its Affiliates; and/or has and will entrust the Executive with business opportunities of the Company or its Affiliates.  As part of the consideration for the compensation and benefits to be paid to the Executive hereunder; to protect the trade secrets and Confidential Information of the Company and its Affiliates that have been and will in the future be disclosed or entrusted to the Executive, the business goodwill of the Company and its Affiliates that has been and will in the future be developed in the Executive, or the business opportunities that have been and will in the future be disclosed or entrusted to the Executive; and as an additional incentive for the Company to enter into this Agreement, the Company and the Executive agree to the noncompetition and the nonsolicitation obligations set forth in this Agreement.

5.3   Duty to Return Company Documents and Property.  Upon the termination of Executive’s employment with the Company and its Affiliates, for whatever reason, Executive shall immediately return and deliver to the Company any and all papers, books, records, documents, memoranda and manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, belonging to the Company or an Affiliate or relating to their businesses, in Executive’s possession or under his control, and regardless of, whether prepared by Executive or others.  If at any time after the Employment Period, Executive determines that he has any Confidential Information in his possession or under his control, Executive shall immediately return to the Company all such Confidential Information, including all copies (including electronic versions) and portions thereof.

Within one (1) day after the end of the Employment Period for any reason, the Executive shall return to Company all Confidential Information which is in his possession, custody or control.

5.4   Further Disclosure.    Executive shall promptly disclose to the Company all ideas, inventions, computer programs, and discoveries, whether or not patentable or copyrightable, which he may conceive or make, alone or with others, during the Employment Period, whether or not during working hours, and which directly or indirectly:

(a)   relate to matters within the scope, field, duties or responsibility of Executive’s employment with the Company; or

(b)   are based on any knowledge of the actual or anticipated business or interest of the Company; or

(c)   are aided by the use of time, materials, facilities or information of the Company.

Executive assigns to the Company, without further compensation, all rights, titles and interest in all such ideas, inventions, computer programs and discoveries in all countries of the world.  Executive recognizes that all ideas, inventions, computer programs and discoveries of the type described above, conceived or made by Executive alone or with others within six (6) months after termination of employment (voluntary or otherwise), are likely to have been conceived in significant part either while employed by the Company or as a direct result of knowledge Executive had of Confidential Information.  Accordingly, Executive agrees that such ideas, inventions or discoveries shall be presumed to have been conceived during his employment with the Company, unless and until the contrary is clearly established by Executive.

5.5   Inventions.  Any and all writings, computer software, inventions, improvements, processes, procedures and/or techniques which Executive may make, conceive, discover, or develop, either solely or jointly with any other Person, at any time during the Employment Period, whether at the request or upon the suggestion of the Company or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company or an Affiliate, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company.  Executive shall take all actions necessary so that the Company can prepare and present applications for copyright or Letters Patent therefor, and can secure such copyright or Letters Patent wherever possible, as well as reissue renewals, and extensions thereof, and can obtain the record title to such copyright or patents.  Executive shall not be entitled to any additional or special compensation or reimbursement regarding any such writings, computer software, inventions, improvements, processes, procedures and techniques.  Executive acknowledges that the Company from time to time may have agreements with other Persons which impose obligations or restrictions on the Company or an Affiliate regarding inventions made during the course of work thereunder or regarding the confidential nature of such work.  Executive agrees to be bound by all such obligations and restrictions and to take all reasonable action which is necessary to discharge the obligations of the Company or an Affiliate with respect thereto.

5.6   Non-Solicitation Restriction.  To protect the Confidential Information, and in the event of Executive’s termination of employment for any reason, it is necessary to enter into the following restrictive covenants which are ancillary to the enforceable promises between the Company and Executive in this Agreement.  Executive hereby covenants and agrees that he will not, directly or indirectly, either individually or as a principal, owner, partner, agent, consultant, contractor, employee, or as a director or officer of any corporation or other association, or in any other manner or capacity whatsoever, except on behalf of the Company or an Affiliate, solicit business, or attempt to solicit business, in products or services competitive with any products or services provided by the Company or any Affiliate, from the Company’s or Affiliate’s partners or clients (or any prospective partner or client) as of the Termination Date, or any other Person with whom the Company or Affiliate did business, or had a business relationship with, within the one (1) year period immediately preceding the Termination Date.

5.7   Non-Competition Restriction.  The Executive shall not, directly or indirectly for himself or for any other Person, in any geographic area or market where (a) the Company or any Affiliate is conducting any business or actively reviewing prospects or (b) the Company or an Affiliate has conducted any business during the previous 12‑month period:

  engage in any business competitive with the oil and gas exploration and production business activity conducted by the Company and its Affiliates (the “Business”); or

   render advice or services to, or otherwise assist, any Person who is engaged, directly or indirectly, in any business that is competitive with the Business.

For these purposes, if less than five percent (5%) of the revenues of any business are derived from activities competitive with the Business, then the first business shall not be considered to be competitive with the Business.  These noncompetition obligations shall apply (a) during the period that the Executive is employed by the Company and (b) for a period of one (1) year after the Termination Date for whatever reason.

5.8   No-Recruitment Restriction.  Executive agrees that during the Employment Period, and for a period of two (2) years from the end of the Employment Period for whatever reason, Executive will not, directly or indirectly, or by acting in concert with others, solicit or influence any employee of the Company or any Affiliate, or any other service provider thereto, to terminate or reduce such Person’s employment or other relationship with the Company or any Affiliate.

The Executive shall not, directly or indirectly, for the Executive or for any other Person, in any geographic area or market where the Company or any of its Affiliates is conducting any business or has during the previous twelve (12) months conducted such business, induce any employee of the Company of any of its Affiliates to terminate his or her employment with the Company or such Affiliates, or hire or assist in the hiring of any such employee by any Person not affiliated with the Company, unless such employee has terminated employment with the Company and its Affiliates for at least thirty (30) days before such initial solicitation.  These nonsolicitation obligations shall apply during the period that the Executive is employed by the Company and during the two-year period commencing on the Termination Date.  Notwithstanding the foregoing, the provisions of this Section 5.8 shall not restrict the ability of the Company or its Affiliates to take any action with respect to the employment or the termination of employment of any of its employees, or for the Executive to participate in his capacity as an officer of the Company.

5.9   Forfeiture of Severance Payment.  A “Forfeiture Event” for purposes of this Agreement will occur if (a) Executive violates any of the covenants or restrictions contained in Sections 5.1 through 5.8, or (b) the Company learns of facts within one (1) year following Executive’s Termination Date that, if such facts had been known by the Company as of the Termination Date, would have resulted in the termination of Executive’s employment hereunder for Cause, as determined by the Compensation Committee.  In the event of a Forfeiture Event, within thirty (30) days of being notified by the Company in writing of the Forfeiture Event, Executive shall pay to the Company the full the amount of the Additional Payment received by Executive pursuant to Section 4.1(b), net of any tax withholdings that were previously withheld from such payment.  Executive specifically recognizes and affirms that this Section 5.9 is a material part of this Agreement without which the Company would not have entered into this Agreement.  Executive further covenants and agrees that should all or any part or application of this Section 5.9 be held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction or arbitrator in an action between Executive and the Company, then Executive shall promptly pay to the Company the amount of the Additional Payment, or such lesser amount as shall be determined to be the maximum reasonable and enforceable amount by a court or arbitrator, as applicable.

5.10   Tolling.  If Executive violates any of the restrictions contained in Sections 5.1 through 5.8, the restrictive period will be suspended and will not run in favor of Executive from the time of the commencement of any violation until the time when Executive cures the violation to the Company’s reasonable satisfaction.

5.11   Reformation.  It is expressly understood and agreed that the Company and the Executive consider the restrictions contained in this Article 5 to be reasonable and necessary to protect the Confidential Information and reasonable business interests of the Company or its Affiliates.  Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the Parties intend for the restrictions therein set forth to be modified by such court or arbitrator so as to be reasonable and enforceable and, as so modified, to be fully enforced in the geographic area and for the time period to the full extent permitted by law.

5.12   No Previous Restrictive Agreements.  Executive represents that, except for any agreements that he signed with his prior employers and provided copies of same to the CEO, or as otherwise disclosed in writing to the CEO, Executive is not bound by the terms of any agreement with any previous employer or other Person to (a) refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Executive’s employment by the Company or (b) refrain from competing, directly or indirectly, with the business of such previous employer or any other Person.  Executive further represents that his performance of all the terms of this Agreement and his work duties for the Company does not, and will not, breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to Executive’s employment with the Company, and Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or other Person.

5.13   Conflicts of Interest.  In keeping with his fiduciary duties to Company, Executive hereby agrees that he shall not become involved in a conflict of interest, or upon discovery thereof, allow such a conflict to continue at any time during the Employment Period.  Moreover, Executive agrees that he shall abide by the Company’s Code of Conduct, as it may be amended from time to time, and immediately disclose to both CEO and the Board of Directors any known facts which might involve a conflict of interest of which the CEO or the Board of Directors was not aware.

5.14   Remedies.  Executive acknowledges that the restrictions contained in this Article 5, in view of the nature of the Company’s business, are reasonable and necessary to protect the Company’s legitimate business interests, and that any violation of this Agreement would result in irreparable injury to the Company.  In the event of a breach or a threatened breach by Executive of any provision of Article 5, the Company shall be entitled to a temporary restraining order and injunctive relief restraining Executive from the commission of any breach, and to recover the Company’s attorneys’ fees, costs and expenses related to the breach or threatened breach.  Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any such breach or threatened breach, including, without limitation, the recovery of money damages, attorneys’ fees, and costs.  These covenants and disclosures shall each be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and agreements.

The Executive acknowledges that money damages would not be sufficient remedy for any breach of Article 5 by the Executive, and the Company shall also be entitled to specific performance as an available remedy for any such breach or any threatened breach.  The remedies provided in this Section 5.14 shall not be deemed the exclusive remedies for a breach of Article 5, but shall be in addition to all remedies available at law or in equity.

5.15   No Disparaging Comments.  Executive and the Company shall refrain from any criticisms or disparaging comments about each other or in any way relating to Executive’s employment or separation from employment; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of information by the Company or any of its Affiliates or by the Executive to any state or federal law enforcement agency.  The Company and Executive will not be in breach of this covenant solely by reason of testimony or disclosure that is required for compliance with applicable law or regulation or by compulsion of law.  A violation or threatened violation of this prohibition may be enjoined by a court of competent jurisdiction.  The rights under this provision are in addition to any and all rights and remedies otherwise afforded by law to the Parties.

Executive acknowledges that in executing this Agreement, he has knowingly, voluntarily, and intelligently waived any free speech, free association, free press or First Amendment to the United States Constitution (including, without limitation, any counterpart or similar provision or right under the Texas Constitution or any other state constitution which may be deemed to apply) rights to disclose, communicate, or publish disparaging information or comments concerning or related to the Company or its Affiliate; provided, however, nothing in this Agreement shall be deemed to prevent Executive from testifying fully and truthfully in response to a subpoena from any court or from responding to an investigative inquiry from any governmental agency.

5.16   Company Documents and Property.  All writings, records, and other documents and things comprising, containing, describing, discussing, explaining, or evidencing any Confidential Information, and all equipment, components, parts, tools, and the like in Executive’s custody, possession or control that have been obtained or prepared in the course of Executive’s employment with the Company shall be the exclusive property of the Company, shall not be copied and/or removed from the premises of the Company, except in pursuit of the business of the Company, and shall be delivered to the Company, without Executive retaining any copies or electronic versions,  promptly upon notification of the termination of Executive’s employment or at any other time requested by the Company. The Company shall have the right to retain, access, and inspect all property of any kind in the office or premises of the Company.

Article 5. GENERAL PROVISIONS

6.1   Matters Relating to Section 409A of the Code.  Notwithstanding any provision in this Agreement to the contrary, if the payment of any compensation or benefit provided hereunder (including, without limitation, any Termination Benefits) would be subject to additional taxes and interest under Section 409A of the Code (“Section 409A”), then the following provisions shall apply:

(a)   Notwithstanding anything to the contrary in this Agreement, with respect to any amounts payable to Executive under this Agreement in connection with a termination of Executive’s employment that would be considered “non-qualified deferred compensation” that is subject to, and not exempt under, Section 409A, a termination of employment shall not be considered to have occurred under this Agreement unless and until such termination constitutes Executive’s Separation From Service.

(b)   Notwithstanding anything to the contrary in this Agreement, to the maximum extent permitted by applicable law, the Termination Benefits provided to Executive pursuant to this Agreement shall be made in reliance upon Treasury Regulation

Section 1.409A-1(b)(9)(iii) (relating to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (relating to short-term deferrals).  However, to the extent any such payments are treated as “non-qualified deferred compensation” subject to Section 409A, and if Executive is determined by the Company at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A, then to the extent delayed payment of the Termination Benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited payment under Section 409A, such severance payment shall not be made to Executive before the earlier of (1) the expiration of the six-month period measured from the date Executive’s Separation from Service or (2) the date of Executive’s death.  Upon the earlier of such dates, all payments deferred pursuant to this Section 6.1 shall be paid in a lump sum to Executive (or to Executive’s Designated Beneficiary in the event of his death).

(c)   The determination of whether Executive is a “specified employee” for purposes of Section 409A at the time of his Separation from Service shall be made by the Company in accordance with the requirements of Section 409A.

(d)   Notwithstanding anything to the contrary in this Agreement or in any separate Company policy, with respect to any in-kind benefits and reimbursements provided under this Agreement during any tax year of Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Executive and are not subject to liquidation or exchange for another benefit.  Reimbursement requests must be timely submitted by Executive, and if timely submitted, reimbursement payments shall be made to Executive as soon as administratively practicable following such submission in accordance with the Company’s policy regarding reimbursements, but in no event later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred.  This Section 6.1 shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Executive.

(e)   This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment under this Agreement becomes subject to (1) the gross income inclusion under Section 409A or (2) the interest and additional tax under Section 409A (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of the Section 409A Penalties.  For purposes of Section 409A, each payment that Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.    If any provision of this Agreement would cause Executive to incur the Section 409A Penalties, the Company may, after consulting with Executive, reform such provision to comply with Section 409A or to preclude imposition of the Section 409A Penalties, to the full extent permitted under Section 409A.

6.2   Withholdings; Right of Offset.  The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local, foreign, and other taxes as may be required pursuant to any law or governmental regulation or ruling, (b) all other normal employee deductions made with respect to Company’s employees generally, and (c) any advances made to Executive and owed to Company.

6.3   Nonalienation.  The right to receive payments under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by Executive, his dependents or beneficiaries, or to any other Person who is or may become entitled to receive such payments hereunder.  The right to receive payments hereunder shall not be subject to or liable for the debts, contracts, liabilities, engagements or torts of any Person who is or may become entitled to receive such payments, nor may the same be subject to attachment or seizure by any creditor of such Person under any circumstances, and any such attempted attachment or seizure shall be void and of no force and effect.

6.4   Incompetent or Minor Payees.  Should the Compensation Committee determine, in its discretion, that any Person to whom any payment is payable under this Agreement has been determined to be legally incompetent or is a minor, any payment due hereunder, notwithstanding any other provision of this Agreement to the contrary, may be made in any one or more of the following ways:  (a) directly to such Person; (b) to the legal guardian or other duly appointed personal representative of the individual or the estate of such Person; or (c) to such adult or adults as have, in the good faith knowledge of the Compensation Committee, assumed custody and support of such Person; and any payment so made shall constitute full and complete discharge of any liability under this Agreement in respect to the amount paid.

6.5   Indemnification.  The Company agrees to indemnify the Executive with respect to any acts or omissions he may commit during the period during which he is an officer, director and/or employee of the Company or any Affiliate, and to provide him with coverage under any directors’ and officers’ liability insurance policies, in each case on terms not less favorable than those provided to any of its other directors and officers as in effect from time to time.

6.6   Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise), and this Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as previously defined and any successor by operation of law or otherwise, as well as any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement.  Except as provided in the preceding provisions of this Section 6.6, this Agreement, and the rights and obligations of the Parties hereunder, are personal in nature and neither this Agreement, nor any right, benefit, or obligation of either Party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the written consent of the other Party.

6.7   Notice.  Each Notice or other communication required or permitted under this Agreement shall be in writing and transmitted, delivered, or sent by personal delivery, prepaid courier or messenger service (whether overnight or same-day), or prepaid certified United States mail (with return receipt requested), addressed (in any case) to the other Party at the address for that Party set forth below or under that Party’s signature on this Agreement, or at such other address as the recipient has designated by Notice to the other Party.

To the Company:VAALCO Energy, Inc.

9800 Richmond Avenue, Suite 700

Houston, Texas  77042

Attention:  Eric J. Christ,

Vice President, General Counsel & Corporate Secretary

To Executive:Don McCormack

8713 Cedardale Dr.

Houston, Texas 77055

Each Notice or communication so transmitted, delivered, or sent (a) in person, by courier or messenger service, or by certified United States mail (return receipt requested) shall be deemed given, received, and effective on the date delivered to or refused by the intended recipient (with the return receipt, or the equivalent record of the courier or messenger, being deemed conclusive evidence of delivery or refusal), or (b) by telecopy or facsimile shall be deemed given, received, and effective on the date of actual receipt (with the confirmation of transmission being deemed conclusive evidence of receipt, except where the intended recipient has promptly Notified the other Party that the transmission is illegible). Nevertheless, if the date of delivery or transmission is not a Business Day, or if the delivery or transmission is after 4:00 p.m. (local time at the recipient) on a Business Day, the Notice or other communication shall be deemed given, received, and effective on the next Business Day.

6.8   Mandatory Arbitration of Disputes.  Except as provided in subsection (h) of this Section 6.8, any Dispute must be resolved by binding arbitration in accordance with the following:

(a)   Either Party may begin arbitration by filing a demand for arbitration in accordance with the Arbitration Rules and concurrently Notifying the other Party of that demand.  If the Parties are unable to agree upon the choice of an arbitrator within twenty (20) Business Days after the demand for arbitration was filed (and do not agree to an extension of that 20-day period), either Party may request the Houston, Texas, office of the American Arbitration Association (“AAA”) to appoint the arbitrator in accordance with the Arbitration Rules.  The arbitrator, as so appointed hereunder, is referred to herein as the “Arbitrator”.

(b)   The arbitration shall be conducted in the Houston, Texas metropolitan area, at a place and time agreed upon by the Parties with the Arbitrator, or if the Parties cannot agree, as designated by the Arbitrator.  The Arbitrator may, however, call and conduct hearings and meetings at such other places as the Parties may mutually agree or as the Arbitrator may, on the motion of one Party, determine to be necessary to obtain significant testimony or evidence.

(c)   The Arbitrator may authorize any and all forms of discovery upon a Party’s showing of need that the requested discovery is likely to lead to material evidence needed to resolve the Dispute and is not excessive in scope, timing, or cost.

(d)   The arbitration shall be subject to the Federal Arbitration Act and conducted in accordance with the Arbitration Rules to the extent that they do not conflict with this Section 6.8.  The Parties and the Arbitrator may, however, agree to vary to provisions of this Section 6.8 or the matters otherwise governed by the Arbitration Rules.

(e)   The arbitration hearing shall be held within sixty (60) days after the appointment of the Arbitrator.  The Arbitrator’s final decision or award shall be made within thirty (30) days after the hearing.  That final decision or award by the Arbitrator shall be deemed issued at the place of arbitration.  The Arbitrator’s final decision or award shall be based on this Agreement and applicable law.

(f)   The Arbitrator’s final decision or award may include injunctive relief in response to any actual or impending breach of this Agreement or any other actual or impending action or omission by a Party in connection with this Agreement.

(g)   The Arbitrator’s final decision or award shall be final and binding upon the Parties, and judgment upon that decision or award may be entered in any court having jurisdiction.  The Parties shall have any appeal rights afforded to them under the Federal Arbitration Act.

(h)   Nothing in this Section 6.8 shall limit the right of either Party to apply to a court having jurisdiction to: (1) enforce the agreement to arbitrate in accordance with this Section 6.8; (2) seek provisional or temporary injunctive relief in response to an actual or impending breach of the Agreement or otherwise so as to avoid an irreparable damage or maintain the status quo, until a final arbitration decision or award is rendered or the Dispute is otherwise resolved; or (3) challenge or vacate any final Arbitrator’s decision or award that does not comply with this Section 6.8.  In addition, nothing in this Section 6.8 prohibits the Parties from resolving any Dispute (in whole or in part) by mutual agreement at any time, including, without limitation, through the use of personal negotiations or mediation with a third party.

(i)   The Arbitrator may proceed to an award notwithstanding the failure of any Party to participate in such proceedings.  The prevailing Party in the arbitration proceeding may be entitled to an award of reasonable attorneys’ fees incurred in connection with the arbitration in such amount, if any, as determined by the Arbitrator in his discretion.  The costs of the arbitration shall be borne equally by the Parties unless otherwise determined by the Arbitrator in the award.

(j)   The Arbitrator shall be empowered to impose sanctions and to take such other actions as it deems necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law.  Each Party agrees to keep all Disputes and arbitration proceedings strictly confidential except for the disclosure of information required by applicable law.

(k)   Executive acknowledges that by agreeing to this provision, he knowingly and voluntarily waives any right he may have to a jury trial based on any claims he has, had, or may have against the Company or an Affiliate, including any right to a jury trial under any local, municipal, state or federal law.

6.9   Severability.  It is the desire of the Parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction or arbitrator (pursuant to Section 6.8), the Parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement.  This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

6.10   No Third Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and to their respective successors and permitted assigns hereunder, but otherwise this Agreement shall not be for the benefit of any Persons who are third parties.

6.11   Waiver of Breach.  No waiver by either Party of a breach of any provision of this Agreement by the other Party, or of compliance with any condition or provision of this Agreement to be performed by the other Party, will operate or be construed as a waiver of any subsequent breach by the other Party or any similar or dissimilar provision or condition at the same or any subsequent time.  The failure of either Party to take any action by reason of any breach will not deprive such Party of the right to take action at any time while such breach continues.

6.12   Survival of Certain Provisions.  Wherever appropriate to the intention of the Parties, the respective rights and obligations of the Parties hereunder shall survive any termination or expiration of this Agreement or following the Executive’s Termination Date.

6.13   Entire Agreement; Amendment and Termination.  This Agreement contains the entire agreement of the Parties with respect to the matters covered herein; moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the Parties concerning the subject matter hereof.  This Agreement may be amended, waived or terminated only by a written instrument that is identified as an amendment, waiver or termination hereto and that is executed by or on behalf of each Party.

6.14   Interpretive Matters.  In the interpretation of the Agreement, except where the context otherwise requires:

(a)   Headings.  The Agreement headings are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(b)   The terms “including” and “include” do not denote or imply any limitation.

(c)   The conjunction “or” has the inclusive meaning “and/or”.

(d)   The singular includes the plural, and vice versa, and each gender includes each of the others.

(e)   The term “month” refers to a calendar month.

(f)   Reference to any statute, rule, or regulation includes any amendment thereto or any statute, rule, or regulation enacted or promulgated in replacement thereof.

(g)   The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision;

(h)   All amounts referenced herein are in U.S. dollars.

6.15   Governing Law; Jurisdiction.  All matters or issues relating to the interpretation, construction, validity, and enforcement of this Agreement shall be governed by the laws of the State of Texas, without giving effect to any choice-of-law principle that would cause the application of the laws of any jurisdiction other than Texas.  Jurisdiction and venue of any action or proceeding relating to this Agreement or any Dispute (to the extent arbitration is not required under Section 6.8) shall be exclusively in the federal and state courts of competent jurisdiction in the Houston, Texas metropolitan area.

6.16   Executive Acknowledgment.  Executive acknowledges that (a) he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, (b) he has read this Agreement and understands its terms and conditions, (c) he has had ample opportunity to discuss this Agreement with his legal counsel prior to execution, and (d) no strict rules of construction shall apply for or against the drafter or any other Party.  Executive represents that he is free to enter into this Agreement including, without limitation, that he is not subject to any covenant not to compete or other restrictive covenant that would conflict with his employment duties and covenants under this Agreement.

6.17   Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one Party hereto, but together signed by both Parties.

 [Signature page follows.]

IN WITNESS WHEREOF, Executive has hereunto set his hand and Company has caused this Agreement to be executed in its name and on its behalf by its duly authorized officer, to be effective as of the Effective Date.

WITNESS:EXECUTIVE:

Signature:Signature:

Name:Name:Don McCormack

Date:Date:

ATTEST:COMPANY:

VAALCO ENERGY, INC.

By: By:

Name:Name:  Steven P. Guidry

Title:Title:  Chief Executive Officer

Date:    Date:

APPENDIX A

Definitions Appendix

1.     “Affiliate” has the same meaning ascribed to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended from time to time.

2.     “Anticipatory Termination” means a Separation From Service of the Executive within the time period that begins on the first day of the month that is three (3) months immediately preceding the first day of the month containing the Change in Control Date and ends on the Change in Control Date, but only if the Executive’s Separation From Service was (a) due to a termination by the Company without Cause or (b) a termination by the Executive for Good Reason.  For purposes of clarification and not limitation, a Separation From Service for Cause, or due to Executive’s death or Disability or his voluntary resignation without Good Reason, is not an Anticipatory Termination.

3.     “Arbitration Rules” means the Rules for Employment Arbitrations of the American Arbitration Association, as in effect at the time of arbitration of a Dispute.

4.     “Board” means the then-current Board of Directors of the Company.

5.     “Business Day” means any Monday through Friday, excluding any such day on which banks are authorized to be closed in Texas.

6.     “Cause” shall mean the termination by the Company of the Executive’s employment with the Company by reason of (a) the conviction of the Executive by a court of competent jurisdiction as to which no further appeal can be taken of a crime involving moral turpitude or a felony; (b) the commission by the Executive of a material act of fraud upon the Company or any Subsidiary, or any customer or supplier thereof; (c) the misappropriation of any funds or property of the Company or any Subsidiary, or any customer or supplier thereof, by the Executive; (d) the willful and continued failure by the Executive to perform the material duties assigned to him that is not cured to the reasonable satisfaction of the Company within 30 days after written notice of such failure is provided to Executive by the Board or the Compensation Committee (or by an officer of the Company who has been designated by the Board or the Compensation Committee for such purpose); (e) the engagement by the Executive in any direct and material conflict of interest with the Company or any Subsidiary without compliance with the Company’s or Subsidiary’s conflict of interest policy, if any, then in effect; or (f) the engagement by the Executive, without the written approval of the Board or the Compensation Committee, in any material activity which competes with the business of the Company or any Subsidiary or which would result in a material injury to the business, reputation or goodwill of the Company or any Subsidiary.

7.  “Change in Control” means the occurrence of any one or more of the following events:

(a)   The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent

(50%) or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company or any Subsidiary, (ii) any acquisition by the Company or any Subsidiary or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (iii) any acquisition by any corporation pursuant to a reorganization, merger, consolidation or similar business combination involving the Company (a “Merger”), if, following such Merger, the conditions described in Section 7.8(c) (below) are satisfied;

(b)   Individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)   The consummation of a Merger involving the Company, unless immediately following such Merger, (i) substantially all of the holders of the Outstanding Company Voting Securities immediately prior to Merger beneficially own, directly or indirectly, more than fifty percent (50%) of the common stock of the corporation resulting from such Merger (or its parent corporation) in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to such Merger and (ii) at least a majority of the members of the board of directors of the corporation resulting from such Merger (or its parent corporation) were members of the Incumbent Board at the time of the execution of the initial agreement providing for such Merger;

(d)   The sale consummation, or other disposition of all or substantially all of the assets of the Company, unless immediately following such sale or other disposition, (i) substantially all of the holders of the Outstanding Company Voting Securities immediately prior to the consummation of such sale or other disposition beneficially own, directly or indirectly, more than fifty percent (50%) of the common stock of the corporation acquiring such assets in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to the consummation of such sale or disposition, and (ii) at least a majority of the members of the board of directors of such corporation (or its parent corporation) were members of the Incumbent Board at the time of execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company; or

(e)   The approval by the stockholders of the Company or the Board of a plan for the complete liquidation or dissolution of the Company.

Notwithstanding the foregoing provisions of this Change in Control definition, to the extent that any payment (or acceleration of payment) under the Agreement is considered to be deferred compensation that is subject to, and not exempt under, Code Section 409A, then the term Change in Control hereunder shall be construed to have the meaning as set forth in Code Section 409A with respect to the payment (or acceleration of payment) of such deferred compensation, but only to the extent inconsistent with the foregoing provisions of this definition as determined by the Incumbent Board.

8.     “Change in Control Date” means the first date upon which a Change in Control event occurs, provided that such date is during (a) the Employment Period or (b) the three-month period following the Employment Period as specified in the definition of “Anticipatory Termination” if applicable.

9.      “CIC Window Period” means (a) the time period beginning on the Change in Control Date and ending on the last day of the twelve (12) consecutive month period that begins immediately following the last day of the month containing the Change in Control Date, or (b) following an Anticipatory Termination, the occurrence of a Change in Control (which Change in Control must qualify as a “change in control event” within the meaning of Section 409A) within the three-month period that is specified in the definition of “Anticipatory Termination”.

10.    “Code” means the Internal Revenue Code of 1986, as amended, or its successor.  References herein to any Section of the Code shall include any successor provisions of the Code.

11.    “Confidential Information” means any information or material known to, or used by or for, the Company or an Affiliate (whether or not owned or developed by the Company or an Affiliate and whether or not developed by Executive) that is not generally known by other Persons in the Business.  For all purposes of the Agreement, Confidential Information includes, but is not limited to, the following: all trade secrets of the Company or an Affiliate; all non-public information that the Company or an Affiliate has marked as confidential or has otherwise described to Executive (either in writing or orally) as confidential; all non-public information concerning the Company’s or Affiliate’s products, services, prospective products or services, research, prospects, leases, surveys, seismic data, drilling data, designs, prices, costs, marketing plans, marketing techniques, studies, test data, leasehold and royalty owners, investors, suppliers and contracts; all business records and plans; all personnel files; all financial information of or concerning the Company or an Affiliate; all information relating to the Company’s operating system software, application software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights and other intellectual property; all technical specifications; any proprietary information belonging to the Company or an Affiliate; all computer hardware or software manuals of the Company or an Affiliate; all Company or Affiliate training or instruction manuals; all Company or Affiliate electronic data; and all computer system passwords and user codes.

12.    “Designated Beneficiary” means Executive’s surviving spouse, if any, as determined for purposes of the Code.  If there is no such surviving spouse at the time of Executive’s death, then the Designated Beneficiary shall be Executive’s estate.

13.    “Disability” shall mean that Executive is entitled to receive long‑term disability (“LTD”) income benefits under the LTD plan or policy maintained by the Company or an Affiliate that covers Executive.  If, for any reason, Executive is not covered under such LTD plan or policy, then “Disability” shall mean a “permanent and total disability” as defined in Code Section 22(e)(3) and Treasury regulations thereunder.  Evidence of such Disability shall be certified by a physician acceptable to both the Company and Executive.  In the event that the Parties are not able to agree on the choice of a physician, each shall select one physician who, in turn, shall select a third physician to render such certification.  All costs relating to the determination of whether Executive has incurred a Disability shall be paid by the Company.  Executive agrees to submit to any examinations that are reasonably required by the attending physician or other healthcare service providers to determine whether he has a Disability.

14.    “Dispute” means any dispute, disagreement, controversy, claim, or cause of action arising in connection with or relating to this Agreement or Executive’s employment or termination of employment hereunder, or the validity, interpretation, performance, breach, modification or termination of this Agreement.

15.    “Good Reason” means, with respect to Executive, the occurrence of any one or more of the following events which first occurs during the Employment Period, except as a result of actions taken in connection with termination of Executive’s employment for Cause or Disability, and without Executive’s specific written consent:

(a)   The assignment to Executive of any duties that are materially inconsistent with Executive’s executive position, which in this definition includes status, reporting relationship to the CEO, office, title, scope of responsibility over corporate level staff or operations functions, or responsibilities as an officer of the Company, or any other material diminution in Executive’s position, authority, duties, or responsibilities, other than (in any case or circumstance) an isolated and inadvertent action not taken in bad faith that is remedied by the Company within thirty (30) Business Days after Notice thereof to the Company by Executive; or

(b)   The Company requires Executive to be based at any office or location that is farther than forty (40) miles from Executive’s principal office location located in the Houston, Texas metropolitan area, except for required business travel; or

(c)   Any failure by the Company to obtain an assumption of this Agreement by its successor in interest, or any action or inaction that constitutes a material breach by the Company of this Agreement.

Notwithstanding the foregoing definition of “Good Reason”, Executive cannot terminate his employment under the Agreement for Good Reason unless Executive (1) first provides written Notice to the Compensation Committee of the event (or events) that Executive believes constitutes a Good Reason event (above) within sixty (60) days from the first occurrence date of such event, and (2) provides the Company with at least thirty (30) Business Days to cure, correct or mitigate the Good Reason event so that it either (A) does not constitute a Good Reason event hereunder or (B) Executive specifically agrees, in writing, that after any such modification or accommodation by the Company, such event does not constitute a Good Reason event hereunder.

16.    “Notice of Termination” means a written Notice which (a) indicates the specific termination provision in the Agreement that is being relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (c) if the Termination Date is other than the date of receipt of such Notice, specifies the termination date (which date shall be not more than sixty (60) days after the giving of such Notice).  Any termination of Executive by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other Party.  The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of such Party, or preclude such Party from asserting, such fact or circumstance in enforcing such Party’s rights.

17.    “No Severance Benefits Event” means termination of Executive’s employment under the Agreement for Cause.

18.    “Notice” means a written communication complying with Section 6.7 (“Notify” has the correlative meaning).

19.    “Person” means any individual, firm, corporation, partnership, limited liability company, trust, or other entity, including any successor (by merger or otherwise) of such entity.

20.    “Release” means a separation and release agreement, in such form as is prepared and delivered by the Company to Executive.  The Release shall not release any claim by or on behalf of Executive for any payment or other benefit that is required under this Agreement prior to the receipt thereof, except as may otherwise be agreed to by Executive.

21.    “Separation From Service” means Executive’s “separation from service” with the Company and its Affiliates, as such term is defined under Code Section 409A.

22.    “Severance Payment Event” means either a (a) “CIC Severance Payment Event” or (b) “Regular Severance Payment Event”, as such terms are defined below.

(a)   “CIC Severance Payment Event” means either:  the Executive’s Separation From Service with the Company and all Affiliates that occurs within the CIC Window Period, other than (1) voluntarily by the Executive unless such resignation is for Good Reason,  (2) due to Executive’s death or Disability, or (3) involuntarily by the Company for Cause.  Any Separation From Service of the Executive that does not occur within the CIC Window Period, or is otherwise not described in this subsection (a),  shall not be considered a CIC Severance Payment Event.

(b)   “Regular Severance Payment Event” means a Separation From Service that is not a CIC Severance Payment Event and such Separation From Service is due to:

(1) involuntarily termination of Executive’s Employment by the Company, except due to a No Severance Benefits Event, (2) termination of Executive’s Employment due to his death or Disability, or (3)  termination of Executive’s Employment for Good Reason.

For all purposes of this definition of “Severance Payment Event”, any transfer of the Executive’s Employment from the Company to an Affiliate, from an Affiliate to the Company, or from one Affiliate to another Affiliate, is not a Separation From Service of the Executive (though any such transfer might, depending on the circumstances, constitute or result in a Separation From Service by the Executive for Good Reason).  Any termination by the Company of the Executive for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other Party.

23.    “Specialized Training” includes the training the Company provides to Executive that is unique to its business and enhances Executive’s ability to perform his job duties effectively, which includes, without limitation, orientation training, operation methods training, and computer and systems training.

24.    “Subsidiary” means a corporation or other entity, whether incorporated or unincorporated, of which at least a majority of the voting securities is owned, directly or indirectly, by the Company.

25.    “Termination Benefits” means the benefits described in Section 4.1(b).

26.    “Termination Date” means the date on which Executive’s employment terminates with the Company and all Affiliates.  Notwithstanding anything herein to the contrary, the date on which a “separation from service” under Code Section 409A is effective shall be the Termination Date with respect to any payment or benefit to or on behalf of Executive that constitutes deferred compensation that is subject to, and not exempt from or excepted under, Code Section 409A.

APPENDIX B

TO

EXECUTIVE EMPLOYMENT AGREEMENT

RELEASE AGREEMENT

In consideration of the Termination Benefits as set forth in that certain Executive Employment Agreement (the “Employment Agreement”) dated as of _________,  and as it may be amended thereafter, by and between VAALCO Energy, Inc. (the “Company”) and Don McCormack (“Executive”), this Release Agreement (the “Agreement”) is made and entered into by the Company and the Executive (each a “Party” and together, the “Parties”).

By signing this Release Agreement, Executive and the Company hereby agree as follows:

1.   Purpose.  The purpose of this Agreement is to provide for the orderly termination of the employment relationship between the Parties, and to voluntarily resolve any actual or potential disputes or claims that Executive has, had or may ever have, as of the date of Executive’s execution of this Agreement, against (a) the Company and all of its parents, predecessors, successors, Affiliates (as defined in the Employment Agreement), divisions, related companies and organizations, and its and their present and former agents, employees, managers, officers, directors, attorneys, stockholders, plan fiduciaries, assigns, agents, representatives, and all other Persons (as defined in the Employment Agreement) acting by, through or in concert with any of them and (b) all compensation and benefit plans and programs sponsored or maintained by the Company and the administrators, trustees, insurers, and fiduciaries of such plans and programs (hereinafter, all the persons and entities in clauses (a) and (b) being individually and collectively referred to as the “Released Parties”).  Neither the fact that this Agreement has been proposed or executed, nor the terms of this Agreement, are intended to suggest, or should be construed as suggesting, that the Released Parties have acted unlawfully or violated any federal, state or local law or regulation, or any other duty, policy or contract involving Executive.

2.   Termination of Employment.  Effective as of the close of business on ______________ (the “Termination Date”), Executive’s employment with the Company and all of its Affiliates has voluntarily terminated.

3.   Termination Benefits.  In consideration for Executive’s execution of, and required performance under, this Agreement, the Company shall provide Executive with the Termination Benefits (as defined in the Employment Agreement, which definition and other terms in the Employment Agreement are incorporated herein by this reference).  Executive confirms and agrees that he would not otherwise have received, or been entitled to receive, the Termination Benefits if he did not enter into this Agreement.

4.   Waiver of Additional Compensation or Benefits.  The Termination Benefits to be paid to Executive constitutes the entire amount of compensation and consideration due to Executive under the Employment Agreement and this Agreement, and Executive acknowledges that he has no right to seek, and will not seek, any additional or different compensation or consideration for executing or performing under the Employment Agreement or this Agreement.

5.   Non-Disparagement.  Executive hereby agrees not to disclose, communicate, or publish any disparaging or negative information, writings, electronic communications, comments, opinions, facts, or remarks, of any kind, about the Company and/or any of the other Released Parties; provided, however, that this paragraph shall have no application to any evidence or testimony required by any court or other government entity, including but not limited to, the U.S. Equal Employment Opportunity Commission (“EEOC”) or any similar federal, state or local agency, under compulsion of law. Executive acknowledges that in executing this Agreement, Executive has knowingly, voluntarily and intelligently waived any free speech or First Amendment rights under the United States Constitution or applicable state counterpart to disclose, publish or communicate any such disparaging information about the Company and/or any of the other Released Parties.

6.   Executive Representations.  Executive expressly acknowledges and represents, and intends for the Company to rely upon the following in entering the Agreement:

(a)   Executive has not filed any complaints, claims or actions against the Company or any of the other Released Parties with any court, agency, or commission regarding the matters encompassed by this Agreement and, by executing this Agreement, Executive hereby waives the right to recover monetary damages in any proceeding that (1) Executive may bring before the EEOC or any state or local human rights commission or (2) may be brought by the EEOC or any state or local human rights commission by or on Executive’s behalf.

(b)   Executive understands that he is, by entering into this Agreement, releasing the Released Parties, including the Company, from any and all claims he has, had or may ever have against them under federal, state or local laws, which have arisen on or before the execution date of this Agreement.

(c)   Executive understands that he is, by entering into this Agreement, waiving all claims that he has, had or may ever have against the Released Parties under the federal Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the execution date of this Agreement.

(d)   Executive agrees that this Agreement shall be binding on him and his heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of his heirs, administrators, representatives, executors, successors and assigns.

(e)   Executive has reviewed all aspects of this Agreement, and has carefully read and fully understands all of the provisions and effects of this Agreement.

(f)   Executive has been, and is hereby, advised in writing to consult with an attorney of his own choice before signing this Agreement.

(g)   Executive is knowingly and voluntarily entering into this Agreement, and has relied solely and completely upon his own judgment and, if applicable, the advice of his own attorney in entering into this Agreement.

(h)   Executive is not relying upon any representations, promises, predictions, projections or statements made by or on behalf of the Company or any of the other Released Parties, other than those that are specifically stated in this Agreement.

(i)   Executive does not waive rights or claims that may arise after the date this Agreement is signed below.

(j)   This Agreement shall be, in all cases, construed as a whole according to its fair meaning, and not strictly for or against any of the Parties.

(k)   Executive will receive payment of consideration under this Agreement that is beyond what Executive was entitled to receive before entering into this Agreement.

7.   Release.  Executive, on behalf of himself and his heirs, executors, administrators, successors and assigns, irrevocably and unconditionally releases, waives and forever discharges the Released Parties from and against any and all claims, demands, actions, causes of action, charges, complaints, liabilities, obligations, promises, sums of money, agreements, representations, controversies, disputes, damages, suits, right, sanctions, costs (including attorneys’ fees), losses, debts and expenses of any nature whatsoever, whether known or unknown, fixed or contingent, which Executive has, had or may ever have against the Released Parties arising out of, concerning, or related to, his employment or separation from employment with the Company and its Affiliates, from the beginning of time and up to and including the date Executive executes this Agreement below.  This Agreement includes, without limitation, (a) law or equity claims; (b) contract (express or implied) or tort claims; (c) claims arising under any federal, state or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation or any other form of discrimination, harassment, hostile work environment or retaliation (including, without limitation, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, the Americans with Disabilities Act Amendments Act of 2008, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act of 1963, the Lilly Ledbetter Fair Pay Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Genetic Information and Nondiscrimination Act of 2008, the Texas Labor Code, Section 1558 of the Patient Protection and Affordable Care Act of 2010, the Consolidated Omnibus Budget Reconciliation Act of 1985, and any other federal, state or local laws of any jurisdiction); (d) claims under any other federal, state, local, municipal or common law whistleblower protection, discrimination, wrongful discharge, anti-harassment or anti-retaliation statute or ordinance; (e) claims arising under ERISA; or (f) any other statutory or common law claims related to Executive’s employment or separation from employment with the Company and its Affiliates.  Executive further represents that, as of the date of his execution of this Agreement, he has not been the victim of any illegal or wrongful acts by any of the Released Parties, including, without limitation, discrimination, retaliation, harassment or any other wrongful act based on sex, age, race, religion, or any other legally protected characteristic.

Notwithstanding the foregoing, this Agreement specifically does not release any claim or cause of action by or on behalf of Executive (or his beneficiary) (i) for any payment or other benefit that is required under the terms of either the Employment Agreement or pursuant to any Plan (as defined in the Employment Agreement) prior to the receipt thereof by or on behalf of Executive or (ii) arising out of the Company’s obligation to indemnify the Executive in his capacity as a director, officer or employee of the Company or any Affiliate thereof, or as a former director, officer or employee of the Company or any Affiliate as provided in the Company’s by-laws, any agreement to which the Executive is a party or beneficiary, at law, or otherwise.

8.   Entire Agreement.  This Agreement sets forth the entire agreement between the Parties and fully supersedes and replaces any and all prior agreements or understandings, written or oral, between the Parties pertaining to the subject matter of this Agreement.

9.   Severability.  Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the Agreement shall first be reformed to make the provision at issue enforceable and effective to the full extent permitted by law.  If such reformation is not possible, all remaining provisions of this Agreement shall otherwise remain in full force and effect and shall be construed as if such illegal, invalid or unenforceable provision has not been included herein.

10.   Twenty-One Calendar Days to Consider Offer of Termination Benefits.  Executive shall have, and by signing this Agreement Executive acknowledges and represents that he has been given, a period of twenty-one (21) calendar days to consider whether to elect to sign this Agreement, and to thereby waive and release the rights and claims addressed in this Agreement.  Although Executive may sign this Agreement prior to the end of the twenty-one (21) calendar day period, Executive may not sign this Agreement on or before the Termination Date.  In addition, if Executive signs this Agreement prior to the end of the twenty-one (21) calendar day period, Executive shall be deemed, by doing so, to have certified and agreed that the decision to make such election prior to the expiration of the twenty-one (21) calendar day period is knowing and voluntary and was not induced by the Company through:  (a) fraud, misrepresentation or a threat to withdraw or alter the offer prior to the end of the twenty-one (21) calendar day period; or (b) an offer to provide different terms or benefits in exchange for signing the Agreement prior to the expiration of the twenty-one (21) calendar day period.  The procedure for Executive to accept this Agreement is to return a fully executed, dated and witnessed Agreement to the Chairman or Secretary of the Company’s Board of Directors prior to the deadline.

11.   Seven Day Revocation Period.  Executive understands and acknowledges that he may revoke this Agreement at any time within seven (7) calendar days after he signs this Agreement.  To revoke this Agreement, Executive must deliver written notification of such revocation to the attention of the Chairman or the Secretary of the Company’s Board of Directors, within seven (7) calendar days after the date that he signs this Agreement.  Executive further understands that if he does not revoke this Agreement within seven (7) calendar days following his execution of the Agreement (excluding the date of execution), the Agreement will become effective, binding and enforceable on both Parties.

12.   Agreement not to Sue.  Except as required by law that cannot be waived, Executive agrees that he will not commence, maintain, initiate, or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other Person (as defined in the Executive Employment Agreement) to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, charge, petition, complaint or claim before any court, agency or tribunal against the Company or any Affiliate arising from, concerned with, or otherwise relating to, in whole or in part, Executive’s employment or separation from employment with the Company, or any of the matters discharged and released in this Agreement.  Notwithstanding the preceding sentence or any other provision of this Agreement or the Employment Agreement, this release and the Employment Agreement are not intended to interfere with Executive’s right to file a charge with the EEOC or a state or local human rights commission in connection with any claim that Executive believes he may have against the Company or its Affiliates, or to cooperate or provide truthful testimony to the EEOC or a state or local human rights commission with respect to any investigation.  However, by executing this Agreement, Executive hereby waives the right to recover monetary damages in any proceeding he may bring before the EEOC or any state or local human rights commission or in any proceeding brought by the EEOC or any state or local human rights commission (or any other agency) on Executive’s behalf.

13.   Confidentiality of Agreement.  Executive agrees to keep this Agreement and its terms confidential.  Executive agrees and understands that he is prohibited from disclosing any terms of this Agreement to anyone, except that he may disclose the terms of this Agreement to his attorney, his spouse, his financial advisor or as otherwise required by compulsion of law.  The Company acknowledges and agrees that it is prohibited from disclosing any terms of this Agreement to any third parties, except that the Company may disclose the terms of this Agreement to its attorneys, accountants, and other Persons (as defined in the Employment Agreement) with a need to know, or as otherwise required by compulsion of law.

14.   Agreement to Return Company Property/Documents.  Executive acknowledges that his employment with the Company and its Affiliates has terminated effective as of the Termination Date.  Accordingly, Executive agrees that, in accordance with the Company’s policy:  (i) Executive will not take with him, copy, alter, destroy or delete any files, documents or other materials whether or not embodying or recording any Confidential Information (as defined in the Employment Agreement), including copies, without obtaining in advance the written consent of an authorized Company representative; and (ii) Executive will promptly return to the Company all Confidential Information, documents, files, records and tapes (written or electronically stored) that are in Executive’s possession or under his control, and Executive shall not use or disclose such materials in any way or in any format, including written information in any form, information stored by electronic means, and any and all copies of such materials.  Executive further agrees that he will return to the Company immediately all Company property, including, without limitation, any Company-provided keys, equipment, computer and computer equipment, devices, any other Company cellular phones, Company credit cards, business cards, data, lists, information, correspondence, notes, memorandums, reports or other writings prepared by the Company or Executive on behalf of the Company or an Affiliate.

15.   Waiver.  A Party’s waiver of any breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any later breach of the same or other provision by such Party.

16.   Miscellaneous.  The Parties understand and agree that if a violation of any term of this Agreement is asserted, the Party who asserts such violation shall have the right to seek specific performance of that term and/or any other necessary and proper relief as permitted by law or equity, including but not limited to, damages awarded by any court of competent jurisdiction, and the prevailing Party shall be entitled to recover its reasonable costs and attorneys’ fees.

Nothing in this Agreement will be construed to prevent Executive from challenging the validity of this Agreement under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act.  Executive further understands and agrees that if he, or someone acting on his behalf, files, or causes to be filed, any such claim, charge, complaint or action against the Company, an Affiliate or any other Released Party, Executive hereby expressly fully waives and relinquishes any right to recover any damages or other relief, whatsoever, from the Company, its Affiliates and/or other Persons, including costs and attorneys’ fees.

17.   Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective heirs, executors, beneficiaries, personal representatives, successors and permitted assigns hereunder, but otherwise this Agreement shall not be for the benefit of any third parties.

18.   Survival of Certain Provisions. Wherever appropriate to the intention of the Parties, the respective rights and obligations of the Parties hereunder shall survive any termination or expiration of this Agreement

19.   Choice of Law.  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas without regard to principles of conflict of laws.  Jurisdiction and venue of any action or proceeding relating to this Agreement, or any dispute hereunder, shall be exclusively in a federal or state court of competent jurisdiction in the Houston, Texas, metropolitan area, and the Parties hereby waive any objection to such jurisdiction or venue including, without limitation, to the effect that it is inconvenient.

20.   Counterparts.  The Parties agree that this Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

[Signature page follows.]

Please review this document carefully as it includes a release of claims.

IN WITNESS WHEREOF, Executive has executed and entered into this Agreement, and the Company has caused this Agreement to be executed in its name and on its behalf by its duly authorized officer, to be effective as of the date this Agreement is executed by Executive as set forth beneath his signature below.

This document was presented to Executive on _____________, 20___.

COMPANY:

By:

Name:

Title:

Dated this ____ day of _________ 20

EXECUTIVE:WITNESS:

By:Witness signature

Name: Name:

Dated this ___ day of ___________ 20Dated this ___ day of ___________ 20

Address for Executive: